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                                February 25, 1999




Trion, Inc.
101 McNeill Road
Sanford, North Carolina 27331

Attention: Mr. Steven L. Schneider, President

RE:      PROPOSED ACQUISITION OF TRION, INC. ("TRION")

Dear Mr. Schneider:

         Fedders Corporation ("Fedders") is evaluating the potential acquisition of Trion (the "Transaction"). In connection therewith, Fedders may request from Trion certain information which is non-public, confidential or proprietary in nature. Pursuant to such requests, Trion or others acting on its behalf, may furnish to Fedders, either orally, in writing, or by inspection, certain information, materials, and documents regarding Trion and its business, assets, financial condition, operations, and prospects (collectively, the "Evaluation Material").

         As a condition to Fedders being furnished with the Evaluation Material, Fedders agrees as follows:

         1. All Evaluation Material furnished to Fedders by Trion, or on its behalf, will be deemed confidential and will be kept in strict confidence under appropriate safeguards. In this regard, without the prior written consent of Trion, Fedders and its Representatives (as defined below) will not, directly or indirectly, (i) disclose or reveal any Evaluation Material to anyone except to a limited group of its Representatives who are actively and directly participating in the evaluation of the Transaction, and each of whom shall (a) be informed of the confidential nature of the Evaluation Material and (b) be provided with a copy of this letter agreement; or (ii) use the Evaluation Material for any purpose other than in connection with the Transaction. In any event, Fedders will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof. In addition, unless specifically consented to in writing by Trion, Fedders is specifically prohibited from contacting the suppliers and customers of Trion regarding the business of Trion or the possibility of pursuing a transaction with Trion regardless of whether or not the identity of such customers has been disclosed to Fedders as part of the Evaluation Material.

         2. The term "Evaluation Material" as used herein does not include any information which (i) is generally available to the public or to industry employees (other than
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         employees of Trion) other than as a result of a disclosure by Fedders, its Representatives or anyone to whom Fedders or any of its Representatives directly or indirectly transmit any Evaluation Material, (ii) becomes known or available to Fedders on a non-confidential basis from a source (other than Trion or one of its Representatives) who is not prohibited from transmitting the information to Fedders or its Representatives by any contractual, legal, fiduciary or other obligation, or (iii) was known or available to Fedders prior to the date hereof on a non-confidential basis from a source (other than Trion or one of its Representatives) directly or indirectly who is not prohibited from transmitting the information to Fedders or its Representatives by any contractual, legal, fiduciary or other obligation.

         3. In the event that Fedders, its Representatives or anyone to whom Fedders or its Representatives supply the Evaluation Material receives a request to disclose all or part of the Evaluation Material (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any information or formal investigation by any government or governmental agency or authority or otherwise) Fedders agrees (i) to immediately notify Trion of the existence, terms and circumstances surrounding such a request, (ii) to consult with Trion on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Evaluation Material which, in the written opinion of Fedders's counsel, Fedders is legally compelled to disclose, and to cooperate with any action by Trion to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed Evaluation Material which Trion so designates.

         4. Neither Trion nor its Representatives shall be deemed to make or have made any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material furnished by or on behalf of Trion or its Representatives to Fedders or its Representatives; provided, however, that Trion and its Representatives shall endeavor to provide accurate and timely information hereunder. Neither Trion nor its Representatives shall have any liability to Fedders or its Representatives resulting from the provision of the Evaluation Material to Fedders or its Representatives or the use thereof by Fedders or its Representatives.

         5. If Fedders or Trion shall at any time decide not to proceed with the transaction, or upon request from Trion, Fedders (a) shall deliver to Trion all written or tangible material delivered to Fedders by Trion or its Representatives which contains Evaluation Material (including all copies thereof), and (b) shall destroy all summaries, analyses, extracts or other reproductions in whole or in part of such tangible material, and all documents, memoranda, notes and writings containing or based on Evaluation Material and prepared by Fedders or its Representatives (excluding only (i) documents, memoranda, notes and writings prepared by and in possession of Representatives providing legal, tax, accounting, environmental compliance or other professional advice to Fedders (collectively, "Advisor Representatives") and (ii) Evaluation Material used by such Advisor Representatives in connection with providing advice with respect to the
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         Transaction and remaining in their possession).

         6. Fedders acknowledges and agrees that in the event of any breach of this letter agreement, Trion may be irreparably and immediately harmed. Without prejudice to any other rights or remedies otherwise available to Trion, Trion shall be entitled to equitable relief by way of injunction to prevent breaches of this letter agreement and to compel specific performance of the provisions of this letter agreement, without need for proof of actual damages and Fedders agrees not to oppose such relief. Fedders agrees to waive, and to cause its Representatives, other than its Advisor Representatives, to waive, any requirement for the securing or posting of any bond in connection with such remedy. Fedders also agrees to reimburse Trion for all reasonable costs and expenses, including reasonable attorney's fees, incurred by it in successfully enforcing Fedders or its Representatives' obligations hereunder, provided the court has found Fedders or its Representatives in violation of this letter agreement and has issued a permanent injunction. No failure or delay by Trion in exercising any rights, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any right, power or privilege hereunder.

         7. Fedders hereby irrevocably and unconditionally submits to the jurisdiction of the courts of the State of North Carolina and the United States District Court for the Western District of North Carolina for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the Transaction contemplated hereby, which is brought by or against Trion and agrees that service of any process, summons, notice or document by U.S. registered mail to Fedders's address shall be effective service of process for any action, suit or proceeding brought against Fedders in any such court. Fedders hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or of the Transaction contemplated hereby, which is brought by or against Trion, in the courts of the State of North Carolina or in the United States District Court for the Western District of North Carolina and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         8. Fedders agrees that, if the Transaction is not consummated, for a period of two years from the date hereof, it will not solicit for hire any person who was employed by Trion during the period of Fedders's investigation of Trion and with whom Fedders had contact during such period with regard to the Transaction, without the prior written consent of Trion.

         9. For purposes of this letter agreement, the following terms shall have the meanings set forth below:

                  (a) "affiliates" shall have the meanings set forth in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act");
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                  (b) "Trion" shall mean Trion, Inc. and its subsidiaries,
                  divisions and affiliates;

                  (c) "person" shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, limited liability company or individual; and

                  (d) "Representatives" with respect to any person, shall mean all directors, officers, employees, agents or advisors or any similar person.

         10. This letter agreement may be modified or waived only by a separate writing by the parties hereto which expressly modifies or waives this letter agreement.

         11. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to the principles of conflict of laws thereof. This letter agreement shall inure to the benefit of Trion and any successor in interest to Trion, as well as of any person that may acquire, after the date hereof, any subsidiary or division of, or all or substantially all of the business and assets of, Trion or any Trion corporation. The letter agreement may be executed in counterparts, each of which shall be deemed to be an original, all of which shall constitute the same agreement.


         Please acknowledge your agreement to the terms and provisions contained herein by executing this letter agreement below.

                                     Very truly yours,

                                     FEDDERS CORPORATION


                                     By:
                                         Sal Giordano, Jr.,
                                         President and Chief Executive Officer


Acknowledged and Agreed to as of
the date first written above:

TRION, INC.


By:
    Steven L. Schneider,
    President